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                                                                    EXHIBIT 11.1

                         MDL INFORMATION SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


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
                                                          THREE MONTHS ENDED    NINE MONTHS ENDED
                                                             DECEMBER 31,          DECEMBER 31,
                                                         ------------------------------------------
                                                          1996        1995        1996        1995
                                                         ------      ------      ------      ------
Net income                                               $5,361      $4,222      $8,189      $7,068
                                                         ======      ======      ======      ======

Weighted average number of common shares
   outstanding                                            8,749       8,377       8,676       8,298

Assuming exercise of stock options reduced by the
   number of shares which could have been purchased
   with the proceeds from exercise of such options          709       1,025         917         874
                                                         ------      ------      ------      ------

Shares used in computing net income per
   common share                                           9,458       9,402       9,593       9,172
                                                         ======      ======      ======      ======

Net income per common share                              $ 0.57      $ 0.45      $ 0.85      $ 0.77
                                                         ======      ======      ======      ======
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